Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements of Relmada Therapeutics, Inc. on Form S-3 (File No. 333-264189), on post-effective Amendment No. 1 on Form S-3 to Forms S-1 (File Nos. 333-229258 and 333-233228), on Forms S-8 (File Nos. 333-272811 and 333-257723), and on Post-Effective Amendment No. 1 to Forms S-8 (File Nos. 333-231477, 333-224920 and 333-207253) of our report dated March 19, 2024,  with respect to our audits of the consolidated financial statements of Relmada Therapeutics, Inc as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022, which report is included in this Annual Report on Form 10-K of Relmada Therapeutics, Inc.  for the year ended 2023.

/s/ Marcum llp

Marcum llp

Houston, Texas

March 19, 2024